Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-265864 on Form N-2 of WhiteHorse Finance, Inc. of our report dated March 7, 2025, with respect to the consolidated statements of assets, liabilities and members’ equity of WHF STRS Ohio Senior Loan Fund LLC, including the consolidated schedule of investments, as of December 31, 2024 and 2023, the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2024, and the related notes, which report appears in the Annual Report on Form 10-K/A of WhiteHorse Finance, Inc. dated June 9, 2025.

/s/ Crowe LLP

Crowe LLP

Costa Mesa, California

June 9, 2025